Exhibit 99.1

For Immediate Release

Bio-Rad Reports Second-Quarter 2012 Financial Results

HERCULES, CA - August 7, 2012 - Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb), a multinational manufacturer and distributor of life science research and clinical diagnostic products, announced financial results today for the second quarter ended June 30, 2012.

Second-quarter reported revenues were $510.4 million, down 2.2 percent compared to $521.7 million reported for the second quarter of 2011. On a currency-neutral basis, quarterly revenues increased 3.0 percent compared to the same period last year. Second-quarter gross margin was 56.4 percent compared to 56.2 percent reported during the same quarter last year. Gross margin includes approximately $2.2 million of amortization expense resulting from the Company's acquisition of QuantaLife, Inc. in October 2011. Bio-Rad's current quarter operating income results were favorably impacted by $8.1 million due to a reduction in the valuation of the contingent consideration associated with the QuantaLife acquisition. Additionally, the receipt of certain foreign receivables, that had been previously reserved, benefitted quarterly results.

Net income for the second quarter of 2012 was $48.3 million compared to $40.0 million reported for the second quarter of 2011. Second-quarter earnings were $1.69 per share on a fully diluted basis versus $1.41 per share reported for the same period last year.

On a reported basis, year-to-date revenues were down 1.0 percent to $996.7 million compared to $1,006.8 million for the first two quarters of 2011. On a currency-neutral basis, revenues grew 2.3 percent.

Year-to-date net income was $79.3 million, or $2.78 per share on a fully diluted basis, compared to $73.1 million, or $2.57 per share, respectively, during the same period in 2011.

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Bio-Rad Reports Second-Quarter 2012 Financial Results

“Currency changes mask what was otherwise a decent result for the year so far, given the continued challenges of the global economy,” said Norman Schwartz, Bio-Rad President and Chief Executive Officer. “While the economic outlook suggests more of the same for the remainder of the year, we continue to pursue opportunities on a number of fronts.”

Life Science
Life Science segment net sales for the second quarter were $162.4 million, down 4.4 percent compared to the same period last year. On a currency-neutral basis, Life Science segment net sales decreased by 0.9 percent compared to the second quarter of 2011. Solid growth in Asia Pacific and Japan were offset by slowness in North America and Europe. During the quarter, shipments of process media were down simply as a result of timing. In April, the company introduced its V3 Western Workflow™ system that offers a portfolio of best-in-class products for electrophoresis, blotting, and imaging, saving time and generating more reliable and robust data.
Clinical Diagnostics
Reported net sales for the Clinical Diagnostics segment in the second quarter were $344.0 million, down 1.2 percent compared to the same quarter last year. On a currency-neutral basis, net sales increased 4.9 percent. These gains were the result of growth across many products lines, most notably from blood virus, quality controls, diabetes, and microbiology products as well as the BioPlex® 2200 system. Strength in the emerging markets, Asia Pacific, and Japan helped to offset weakness in the European market.

Management will discuss these results in a conference call at 2 PM Pacific Time (5 PM Eastern Time) August 7, 2012. Interested parties may access the call by dialing 888-873-4896 (in the U.S.) or 617-213-8850 (international), access number 91064548.

A live webcast of the conference call may be accessed in the "Investor Relations" section of www.bio-rad.com. A replay of the call will be available at 888-286-8010 (in the U.S.) or 617-801-6888 (international), access number 63337374, for seven days following the call. The webcast of the call will be archived on the Bio-Rad site for on-demand replay for up to a year and may be accessed in the Investor Relations section of www.bio-rad.com.

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Bio-Rad Reports Second-Quarter 2012 Financial Results

About Bio-Rad
Bio-Rad Laboratories, Inc. (NYSE: BIO and BIOb) has remained at the center of scientific discovery for more than 50 years, manufacturing and distributing a broad range of products for the life science research and clinical diagnostics markets. The company is renowned worldwide among hospitals, universities, major research institutions, as well as biotechnology and pharmaceutical companies for its commitment to quality and customer service. Founded in 1952, Bio-Rad is headquartered in Hercules, California, and serves more than 100,000 research and industry customers worldwide through its global network of operations. The Company employs over 7,100 people globally and had revenues exceeding $2 billion in 2011. For more information, please visit www.bio-rad.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. For further information regarding the Company's risks and uncertainties, please refer to the “Risk Factors” in the Company's public reports filed with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. Bio-Rad Laboratories, Inc., disclaims any obligation to update these forward-looking statements.

For more information contact:
Christine Tsingos, Vice President and Chief Financial Officer, or
Ron Hutton, Treasurer
Bio-Rad Laboratories, Inc.
510-724-7000
investor_relations@bio-rad.com

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Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Net sales	$510,422	$521,656	$996,699	$1,006,777
Cost of goods sold	222,522	228,520	430,217	436,030
Gross profit	287,900	293,136	566,482	570,747
Selling, general and administrative expense	162,256	176,740	333,549	344,503
Research and development expense	52,336	48,210	105,259	90,940
Income from operations	73,308	68,186	127,674	135,304
Interest expense	12,401	12,041	25,597	28,807
Foreign exchange losses, net	1,619	2,744	3,060	5,786
Other (income) expense, net	(6,731)	(4,418)	(13,181)	(5,369)
Income before income taxes	66,019	57,819	112,198	106,080
Provision for income taxes	(17,454)	(17,797)	(32,689)	(33,120)
Net income including noncontrolling interests	48,565	40,022	79,509	72,960
Net (income) loss attributable to noncontrolling interests	(222)	26	(161)	127
Net income attributable to Bio-Rad	$48,343	$40,048	$79,348	$73,087

Basic earnings per share:
Net income per share basic attributable to Bio-Rad	$1.71	$1.43	$2.81	$2.61
Weighted average common shares - basic	28,250	28,014	28,226	27,959

Diluted earnings per share:
Net income per share diluted attributable to Bio-Rad	$1.69	$1.41	$2.78	$2.57
Weighted average common shares - diluted	28,610	28,495	28,582	28,443

Bio-Rad Laboratories, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2012	December 31, 2011
	(Unaudited)
Current assets:
Cash and cash equivalents	$456,487	$574,231
Short-term investments	378,770	238,884
Accounts receivable, net	373,817	398,674
Inventories, net	449,457	433,510
Other current assets	152,541	152,856
Total current assets	1,811,072	1,798,155

Property, plant and equipment, net	380,656	349,501
Goodwill, net	466,157	468,933
Purchased intangibles, net	241,341	259,497
Other assets	269,669	220,717
Total assets	$3,168,895	$3,096,803

Current liabilities:
Accounts payable	$119,448	$129,124
Accrued payroll and employee benefits	113,435	112,564
Notes payable and current maturities of long-term debt	783	814
Income and other taxes payable	32,609	52,285
Other current liabilities	150,909	164,328
Total current liabilities	417,184	459,115

Long-term debt, net of current maturities	732,054	731,698
Other long-term liabilities	167,165	161,608
Total liabilities	1,316,403	1,352,421

Bio-Rad stockholders’ equity	1,851,888	1,743,937
Noncontrolling interests	604	445
Total stockholders’ equity	1,852,492	1,744,382
Total liabilities and stockholders’ equity	$3,168,895	$3,096,803

Bio-Rad Laboratories, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2012	2012
Cash flows from operating activities:
Cash received from customers	$1,008,515	$1,020,282
Cash paid to suppliers and employees	(835,174)	(842,830)
Interest paid	(24,101)	(33,296)
Income tax payments	(47,619)	(18,709)
Other operating activities	7,281	4,634
Net cash provided by operating activities	108,902	130,081
Cash flows from investing activities:
Payments for acquisitions and long-term investments	(18,589)	(5,228)
Other investing activities	(218,249)	(152,848)
Net cash used in investing activities	(236,838)	(158,076)
Cash flows from financing activities:
Payments on long-term borrowings	(367)	(226,368)
Other financing activities	6,886	12,485
Net cash provided by (used in) financing activities	6,519	(213,883)
Effect of foreign exchange rate changes on cash	3,673	5,628
Net decrease in cash and cash equivalents	(117,744)	(236,250)
Cash and cash equivalents at beginning of period	574,231	906,551
Cash and cash equivalents at end of period	$456,487	$670,301

Reconciliation of net income including noncontrolling interests to net cash provided by operating activities:
Net income including noncontrolling interests	$79,509	$72,960
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	62,749	57,743
Changes in working capital	(24,144)	(27,348)
Other	(9,212)	26,726
Net cash provided by operating activities	$108,902	$130,081

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